EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136090 on Form S-8 of our report dated June 20, 2008, relating to the financial statements and supplemental schedules of Wyndham Worldwide Corporation Employee Savings Plan (which report expresses an unqualified opinion and includes an explanatory paragraph relating to investments whose fair values have been estimated by management in the absence of readily determinable fair values), appearing in this Annual Report on Form 11-K of Wyndham Worldwide Corporation Employee Savings Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
June 20, 2008

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